Exhibit 10.1

Execution Version

SECURED PROMISSORY NOTE

Effective Date: November 17, 2021

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, GP 2XCV LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to the order of B. RILEY COMMERCIAL CAPITAL, LLC, a Delaware limited liability company, or its assigns (the “Noteholder,” and together with the Borrower, the “Parties”), the principal amount of Seventy-Five Million Dollars ($75,000,000.00), together with all accrued interest thereon and all accrued fees as provided in this Secured Promissory Note (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Note”).

1.            Definitions; Interpretation.

1.1            Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Acquire” means to purchase, enter into, originate, receive by contribution or otherwise acquire. The terms “Acquired”, “Acquiring” and “Acquisition” have correlative meanings.

“Acquisition Date” means the date on which the Borrower Acquires any Portfolio Investment, whether on the Closing Date or on any date thereafter, which date shall be (i) for any Exela Note, the settlement date for such Exela Note and (ii) for any Exela Term Loan, the effective date of the assignment thereof.

“Advance” means the funding by the Noteholder of all or a portion of the Loan in accordance with the terms of Section 2 hereof.

“Advance Date” means the date on which the Noteholder funds an Advance to the Borrower, which date must be (i) an Acquisition Date and (ii) a Business Day.

“Affiliate” as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities or other equity interests having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Rate” means the per annum rate equal to ten percent (10%).

“Beneficial Ownership Certification” means, for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership to the extent required by the Beneficial Ownership Regulation with respect to such “legal entity customer” in a form required by the Noteholder.

“Beneficial Ownership Regulation” has the meaning set forth Section 13.10.

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cash” means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Change of Control” means (a) any Person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934, other than the Permitted Holders, becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the outstanding Equity Interests of the Parent, (b) the Borrower ceases for any reason to be managed by the initial manager of the Borrower as of the Closing Date or a successor manager appointed in accordance with the terms of the Borrower’s Constitutive Documents, (c) the Parent ceases to own directly one hundred percent (100%) of the outstanding Equity Interests of Holdings or (d) Holdings ceases to own directly one hundred percent (100%) of the outstanding Equity Interests of the Borrower.

“Closing Date” means the date on which the conditions precedent set forth in Section 12.1 are satisfied or waived.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” refers to the “Collateral” set forth in the Security Agreement.

“Collateral Documents” shall mean the Security Agreement, the Securities Account Control Agreement and each other document or instrument executed and delivered in connection therewith.

“Constitutive Documents” means, with respect to:

(a)            the Borrower, its Limited Liability Company Operating Agreement;

(b)            Holdings, its Limited Liability Company Operating Agreement; and

(c)            any other Person, such Person’s articles of organization, charter, by-laws, limited liability company agreement, limited partnership agreement, exempted limited partnership agreement or any other such document organizing such Person under applicable law.

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“Debt” of a Person, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business which are not more than 30 days past the stated due date; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of another Person; (h) indebtedness set out in clauses (a) through (g) of any other Person secured by any lien on any asset of such Person, whether or not such indebtedness has been assumed by such Person, and (i) indebtedness of any partnership, unlimited liability company, or unincorporated joint venture in which such Person is a general partner, member, or a joint venturer, respectively (unless such Debt is expressly made non-recourse to Person).

“Debtor Relief Laws” means, collectively: (a) Title 11 of the United States Code entitled “Bankruptcy”, as amended; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any state thereof, or any other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 10, would, unless cured or waived, become an Event of Default.

“Default Rate” means the Applicable Rate plus two percent (2.0%).

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any asset or property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer, or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means (a) any dividend, distribution or payment, direct or indirect, to or for the benefit of any holder of any Equity Interests of a Person now or hereafter outstanding, including any Distribution in Kind (and including, without limitation, any payment of principal of the underlying loans in a Portfolio Investment), except for the issuance of Equity Interests upon the exercise of outstanding warrants, options or other rights, or (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of a Person now or hereafter outstanding.

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“Distribution in Kind” means any dividend or distribution, direct or indirect, for the benefit of a holder of Equity Interests.

“Dollars” means the lawful currency of the United States.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent of the ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under “common control” with the Borrower within the meaning of §4001(a)(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under §414 of the Code.

“Event of Default” has the meaning set forth in Section 10.

“Exchange” shall have the meaning set forth in Section 8.13.

“Exchange Documents” means (a) the Confidential Offering Memorandum and Consent to Solicitation Statement, dated October 27, 2021, and (b) the Term Loan Exchange Agreement and related exhibits shared with the existing lenders of the Exela Term Loans on October 27, 2021.

“Exela Credit Agreement” means that certain First Lien Credit Agreement, dated as of July 12, 2017, among Exela Intermediate Holdings LLC, Exela Intermediate, the financial institutions identified therein as “Lenders” and Wilmington Savings Fund Society, FSB, as successor administrative agent and successor collateral agent (as amended, restated, supplemented or otherwise modified from time to time, and as and to the extent amended / replaced / exchanged in accordance with the terms of the Exchange Document identified in clause (b) of the definition thereof).

“Exela Indenture” means that certain 10.000% First-Priority Senior Secured Notes Due 2023 Indenture, dated as of July 12, 2017, among Exela Intermediate and Exela Finance Inc., and Wilmington Trust, National Association, as trustee (as amended, restated, supplemented or otherwise modified from time to time, and as and to the extent replaced / exchanged in accordance with the terms of the Exchange Document identified in clause (a) of the definition thereof).

“Exela Intermediate” refers to Exela Intermediate LLC.

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“Exela Notes” refers to the notes issued under the Exela Indenture (including, for the avoidance of doubt, to the extent replaced / exchanged in accordance with the terms of the Exchange Document identified in clause (a) of the definition thereof).

“Exela Term Loans” refers to those term loans advanced under the Exela Credit Agreement (including, for the avoidance of doubt, to the extent amended / replaced / exchanged in accordance with the terms of the Exchange Document identified in clause (b) of the definition thereof).

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and between the Borrower and the Noteholder (as amended, restated, supplemented or otherwise modified from time to time).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Collateral is subject to no equal or prior Lien and is not subject to any other Liens, except in each case for Liens under Section 9.2.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, collaterally assign, transfer, mortgage, pledge, charge and create a security interest in and to grant a right of set-off against, deposit, set over or confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Holdings” means GP 2XCV Holdings LLC, a Delaware limited liability company.

“Indemnified Party” has the meaning set forth in Section 13.2(b).

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“Independent Manager” means a natural person who (a) for the five-year period prior to his or her appointment as an independent director or independent manager, has not been, and during the continuation of his or her service as such independent director or independent manager, is not: (1) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an independent director or independent manager of Affiliates of the Borrower that are structured to be “bankruptcy remote” in a manner substantially similar to the Borrower); (2) a customer or supplier of the Borrower or any of its Affiliates (other than a supplier of his or her service as an independent director or independent manager of the Borrower or such Affiliate); or (3) any member of the immediate family of a person described in clause (1) or (2) above; and (b) has (1) at least three (3) years prior experience as an independent director or independent manager for a corporation, limited liability company or limited partnership; and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Interest Payment Date” means, subject to Section 3.2 and Section 3.3, the last Business Day of each March, June, September and December, and the Maturity Date.

“Investment” means, as applied to any Person, (a) any direct or indirect acquisition by that Person of securities, partnership or limited liability company interests or other interests of / in any other Person, or of all or any substantial part of the business or assets of any other Person and (b) any direct or indirect loan, advance or capital contribution by that Person to any other Person.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lien” means with respect to any Person, any security interest, lien, encumbrance or other similar interest granted or suffered to exist by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a capital lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan” means the loan evidenced by this Note in the aggregate principal amount of Seventy-Five Million Dollars ($75,000,000.00).

“Loan Documents” means, collectively, this Note, the Collateral Documents, the Fee Letter and all other agreements, documents, certificates, and instruments executed and delivered to the Noteholder by the Borrower or Holdings pursuant to the terms thereof, and any amendments and supplements thereto or modifications thereof that are executed and delivered pursuant to the terms of this Note or any of the other Loan Documents and any additional documents delivered in connection with this Note or any such amendment, supplement or modification that the parties thereto agree shall constitute a “Loan Document” hereunder.

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“Loan Party” means, collectively and individually, the Borrower and Holdings.

“Mandatory Prepayment” has the meaning set forth in Section 3.3.

“Margin Regulations” means Regulations T, U and X of the Federal Reserve Board, as amended.

“Margin Stock” means “margin stock” as defined in the Margin Regulations, including any debt security which is by its terms convertible into “Margin Stock”.

“Material Action” means to: (a) file or consent to the filing of any bankruptcy, insolvency or reorganization petition under any applicable federal, state or other law relating to a bankruptcy naming the Borrower as debtor or other initiation of bankruptcy or insolvency proceedings by or against the Borrower, or otherwise seek, with respect to the Borrower, relief under any laws relating to the relief from debts or the protection of debtors generally; (b) seek or consent to the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower or all or any portion of its properties; (c) make or consent to any assignment for the benefit of the Borrower’s creditors generally; (d) admit in writing the inability of the Borrower to pay its debts generally as they become due; (e) petition for or consent to substantive consolidation of the Borrower with any other person; (f) amend or alter or otherwise modify or remove all or any part of Section 4.5 of the Constitutive Documents of the Borrower; (g) amend, alter or otherwise modify or remove all or any part of the definition of “Independent Manager” or the definition of “Material Action” (or any similar or analogous term or provision) in the Constitutive Documents of the Borrower; (h) to the fullest extent permitted by applicable law, dissolve, merge, liquidate or consolidate; or (i) except as expressly permitted by the Loan Documents, sell all or substantially all of its assets.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations or financial condition of the Borrower; (b) the validity or enforceability of the Note or any Collateral Document; (c) the perfection or priority of any Lien purported to be created under any Collateral Document; (d) the rights or remedies of the Noteholder hereunder or under any of the Collateral Documents; (e) the Borrower’s ability to perform any of its material obligations hereunder or under the Security Agreement; or (f) Holdings’ ability to perform any of its material obligations hereunder or under the Security Agreement.

“Material Loan Event” means any of the following with respect to any Portfolio Investment:

(a)            an event of default (or any similar term (including “Events of Default” as defined) under the underlying indenture or credit agreement with respect to such Exela Note or Exela Term Loan) has occurred and is continuing under the underlying indenture or credit agreement with respect to such Exela Note or Exela Term Loan;

(b)            the underlying obligor has disaffirmed, disclaimed, repudiated or rejected, in whole or in material part, or challenged the validity of, such obligation or any related Portfolio Documents;

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(c)            the unpaid principal amount of such obligation has been reduced, waived or forgiven for any reason other than by payment in immediately available funds of a like amount of principal thereof (whether due to set-off, counterclaim, charge-off, write down, waiver by the issuer thereof or otherwise) or any noteholder’s / lender’s rights to payment of principal as and when due thereunder have been waived or delayed or lenders thereunder have agreed to forbear from enforcing their rights to such payment;

(d)            such obligation is no longer capable of being, or is not, the subject of a first priority security interest or other arrangement having a similar commercial effect in favor of the Noteholder;

(e)            such obligation constitutes Margin Stock; or

(f)            such obligation is an obligation pursuant to which any future advances or payments to the borrower or the obligor thereof may be required to be made by the Borrower (other than to indemnify an agent or representative for lenders pursuant to the Portfolio Document);

provided that, for the avoidance of doubt, the consummation of the transactions contemplated by the Exchange Documents, in accordance with the provisions thereof and of the underlying agreements with respect to which the Exchange Documents relate, shall not constitute a Material Loan Event.

“Maturity Date” means the earlier of (a) the sixth (6th) month anniversary of the date of this Note and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 3.3 or Section 11.

“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in §4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Obligations” means all amounts owing by the Loan Parties to the Noteholder pursuant to or in connection with this Note or any other Loan Document or otherwise with respect to the Loan, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Noteholder incurred pursuant to this Note or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

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“Opinion of Counsel” means a written opinion addressed to the Noteholder, in form and substance reasonably satisfactory to the Noteholder, of a nationally or internationally recognized law firm or an attorney admitted to practice (or law firm, one or more of the partners of which are admitted to practice) before the highest court of any State of the United States or the District of Columbia (or of any other relevant jurisdiction, in the case of an opinion relating to the laws of such other jurisdiction) in the relevant jurisdiction, which attorney may, except as otherwise expressly provided in this Note, be counsel for the Borrower and which attorney or firm shall be reasonably satisfactory to the Noteholder. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and otherwise satisfactory which opinions of other counsel shall accompany such Opinion of Counsel and shall be addressed to the Noteholder (or shall state that the Noteholder shall be entitled to rely thereon).

“Parent” means Exela Technologies, Inc., a Delaware corporation.

“Parent Initial Investment” means an amount of not less than $2,000,000 which equity investment is made prior to the Closing Date and used solely to fund the day to day operations of the Borrower and to pay closing fees and expenses on the Closing Date.

“Parent Investment” means, as of the date of determination, with respect to any proposed Advance to finance the proposed Acquisition of Exela Notes and/or Exela Term Loans on any proposed Acquisition Date:

(a)            if, as a result of a proposed Acquisition of Exela Notes and/or Exela Term Loans, the VWAP (when aggregated with all prior or simultaneous Acquisitions of Exela Notes and Exela Term Loans) equals or is less than eighty percent (80%) of par, then prior to or simultaneously with the Advance Date for such proposed Advance, Holdings shall contribute (in Cash to the Borrower) an equity investment equal to the amount that, when aggregated with all prior or simultaneous equity investments by Holdings to the Borrower, equals 26.6667% of the sum of the proposed Advance and the aggregate amount of all prior Advances; provided that the amount of such equity investment shall in no event be less than $0 or more than the amount that, when aggregated with all prior or simultaneous equity investments by Holdings to the Borrower, would equal Twenty Million Dollars ($20,000,000);

(b)            if, as a result of a proposed Acquisition of Exela Notes and/or Exela Term Loans, the VWAP (when aggregated with all prior or simultaneous Acquisitions of Exela Notes and Exela Term Loans) would be greater than eighty percent (80%) but less than or equal to eighty-five percent (85%) of par, then prior to or simultaneously with the Advance Date for such proposed Advance, Holdings shall contribute (in Cash to the Borrower) an equity investment equal to the amount that, when aggregated with all prior or simultaneous equity investments by Holdings to the Borrower, equals 33.3333% of the sum of the proposed Advance and the aggregate amount of all prior Advances; provided that the amount of such equity investment shall in no event be less than $0 or more than the amount that, when aggregated with all prior or simultaneous equity investments by Holdings to the Borrower, would equal Twenty-Five Million Dollars ($25,000,000); and

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(c)            if, as a result of a proposed Acquisition of Exela Notes and/or Exela Term Loans, the VWAP (when aggregated with all prior or simultaneous Acquisitions of Exela Notes and Exela Term Loans) would be greater than eighty-five percent (85%) but less than or equal to one hundred percent (100%) of par, then prior to or simultaneously with the Advance Date for such proposed Advance, Holdings shall contribute (in Cash to the Borrower) an equity investment equal to the amount that, when aggregated with all prior or simultaneous equity investments by Holdings to the Borrower, equals 40.0000% of the sum of the proposed Advance and the aggregate amount of all prior Advances; provided that the amount of such equity investment shall in no event be less than $0 or more than the amount that, when aggregated with all prior or simultaneous equity investments by Holdings to the Borrower, would equal Thirty Million Dollars ($30,000,000).

The Parent Initial Investment and other equity investments made following the Closing Date and used to fund the day to day operations of the Borrower and to pay closing fees and expenses (and not used to purchase Portfolio Investments) shall not be included in determining a Parent Investment.

“Parties” has the meaning set forth in the introductory paragraph.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Holder” means (a) investment funds managed by Affiliates of HandsOn Global Management, LLC and other co-investors in the Equity Interests of Parent as of the Closing Date and (b) the directors, executive officers and other management personnel of the Borrower, Holdings or any direct or indirect parent of the Borrower.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Plan” at any one time, means any “employee benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under §4062 or §4069 of ERISA be deemed to be) an “employer” as defined in §3(5) of ERISA.

“Pledged Debt” shall have the meaning ascribed to such term in the Security Agreement.

“Portfolio Documents” means (a) the Exela Credit Agreement, (b) the Exela Indenture, (c) any other indenture, credit agreement or other agreement pursuant to which the Exela Term Loans or Exela Notes has been issued or created, (d) each other agreement that governs the terms of or secures the obligations represented by such Exela Term Loans or Exela Notes or of which the holders of such Exela Term Loans or Exela Notes are the beneficiaries, and (e) all related transaction documents.

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“Portfolio Investment” means any Exela Note or Exela Term Loan directly held or maintained by the Borrower, including any such Investment received by Borrower (or the applicable holder or lender thereof) in the form of additional principal amount of Exela Notes, Exela Term Loans or other obligations.

“Proceeds” means cash proceeds received by the Borrower in respect of any Portfolio Investment, including the proceeds of any Disposition, realization or distributions of any Portfolio Investment and Proceeds (as defined in the Security Agreement).

“Related Parties” with respect to any Person, means such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors, and representatives of it and its Affiliates.

“Reportable Event” means any of the events set forth in §4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive or country-wide Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Sanctions Authority; (b) any Person operating, organized, or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person that is the subject or target of any Sanctions.

“Sanctions” mean all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom, Canada, or other relevant sanctions authority.

“Securities Account Control Agreement” means the Securities Account Control Agreement, dated on or prior to the Closing Date, among the Borrower as debtor, the Noteholder, as secured party, and B. Riley Securities, Inc., as custodian or securities intermediary, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, the Borrower, Holdings and the Noteholder, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof.

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“Solvent” with respect to the Borrower or Holdings, as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, reasonably estimates the amount of contingent liability known or reasonably identifiable by the Borrower or Holdings, as applicable, that can reasonably be expected to become an actual or matured liability.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust, or estate of or in which more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interests in the capital or profits of such partnership, limited liability company or joint venture, or (c) the beneficial interests in such trust or estate, is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Note shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Taxes” means any and all present or future income, stamp, or other taxes, levies, imposts, duties, deductions, charges, fees, or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest, additions to tax, or penalties imposed thereon and with respect thereto.

“VWAP” means the volume weighted average price, calculated based on the principal amount of Exela Notes and/or Exela Term Loans purchased or to be purchased by the Borrower multiplied by the purchase price paid or to be paid by the Borrower for such principal amount of Exela Notes and/or Exela Term Loans. For the avoidance of doubt, “VWAP” will not be calculated based on trading prices and volumes in the market generally.

1.2            Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

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2.            Term Loan. Subject to the terms and conditions of this Note, the Noteholder agrees to make, in one or more Advances, a term loan to the Borrower in an aggregate amount of all such Advances up to the Loan amount. The amount borrowed under this Section 2, to the extent repaid or prepaid, may not be reborrowed. The right of the Borrower to request an Advance and the obligation of the Noteholder to fund such Advance, subject to the terms and conditions hereof, shall terminate on the date that is thirty (30) days prior to the Maturity Date. Prior to the funding of any Advance, the conditions precedent set forth in Sections 12.1 and 12.2 must be satisfied.

3.            Payment Dates; Prepayments.

3.1          Payment Dates. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest thereon, and all other amounts payable under this Note shall be due and payable on the Maturity Date, unless or to the extent otherwise provided in Section 3.3, Section 5.2 or in Section 11.

3.2          Optional Prepayments. The Borrower may prepay the Loan in whole or in part at any time or from time to time by paying on the date of prepayment, the principal amount to be prepaid together with, accrued and unpaid interest thereon to the date of prepayment, but without premium or penalty, other than any applicable the fees payable under Section 5.6 relating thereto. No prepaid amount may be reborrowed.

3.3          Mandatory Prepayments. The Borrower shall be required to prepay (or pay, in the case of clause (c) below) the outstanding principal balance of the Loan, together with any accrued and unpaid interest thereon and fees hereunder or under the Security Agreement upon the occurrence of the following events and in or to the extent of the following amounts (plus the above referenced interest and fees) (any such prepayment, a “Mandatory Prepayment”):

(a)            Upon the incurrence of any Debt not permitted under Section 9.1, in an amount equal to the net proceeds of such Debt;

(b)            Upon the receipt of any principal payments received under the Exela Notes or the Exela Term Loans, whether mandatory or voluntary, in the amount of such principal payments received;

(c)            Upon the receipt of any cash payment (including any portion of the “Cash Amount” (as defined in the Exchange Documents) as consideration for the Exchange, in the amount of such cash payments received; and

(d)            Upon the Maturity Date.

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4.            Collateral Documents.

4.1            The Borrower’s performance of its Obligations hereunder is secured by a first priority security interest in the collateral specified in the Security Agreement and/or the Securities Account Control Agreement, as applicable.

4.2            Holdings has granted a first priority security interest in all of the Equity Interests of or in the Borrower as set forth in the Security Agreement.

5.            Interest.

5.1            Interest Rate. Except as otherwise provided herein, the outstanding principal amount of each Advance of the Loan made hereunder shall bear interest at the Applicable Rate from the date of such Advance was made until the date such Advance is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

5.2            Interest Payment Dates. Interest shall be payable in arrears to the Noteholder on each Interest Payment Date.

5.3            Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full, which interest shall be payable on demand.

5.4            Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which the Loan is made, and shall not accrue on any portion of the Loan paid for the day on which it is paid.

5.5            Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law on that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law and amounts that would have otherwise accrued as interest but for such reduced maximum rate of interest as herein provided shall be deemed a voluntary prepayment of principal.

5.6            [Reserved].

6.            Payment Mechanics.

6.1            Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 12:00 p.m. (Eastern Time) on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

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6.2            Application of Payments. All payments made under this Note shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued and unpaid interest, and third to the payment of the principal amount outstanding under the Note.

6.3            Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6.4            Evidence of Debt. The Noteholder is authorized to record on the grid attached hereto as Exhibit A each Advance made to the Borrower and each payment or prepayment thereof. The entries made by the Noteholder shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Noteholder to record any Advance or any such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Note.

6.5            Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

7.           Representations and Warranties; Covenant. The Borrower hereby represents and warrants (and in respect of Section 7.19 hereof, represents, warrants and covenants) to the Noteholder on each Advance Date and, if different, each Acquisition Date as follows:

7.1            Existence; Power and Authority; Compliance with Laws. The Borrower (a) is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, (b) has the requisite limited liability company power and authority, and the legal right, to execute and deliver this Note and the other the Loan Documents to which it is a party, and to perform its obligations hereunder and thereunder, and (c) is in compliance with all Laws, except to the extent that the failure to comply therewith has not had nor could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.2            Authorization; Execution and Delivery. The execution and delivery of the Loan Documents by the Borrower and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action in accordance with all applicable Laws. The Borrower has duly executed and delivered to the Noteholder the Loan Documents to which it is a party.

7.3            No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extension of credit hereunder or in order for the Borrower to execute, deliver, or perform any of its obligations under the Loan Documents to which it is a party, except (i) consents, authorizations, filings, and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 7.16.

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7.4            No Violations. The execution, delivery and performance of the Loan Documents, and the consummation by the Borrower of the transactions contemplated hereby and thereby do not and will not (a) violate, in any material respect, any Law applicable to the Borrower or by which any of its properties or assets may be bound; or (b) result in, or require, the creation or imposition of any Lien on any of its properties or assets pursuant to any Law applicable to the Borrower or any such material contract or agreement by which the Borrower may be bound (other than the Liens created by the Loan Documents to which it is a party).

7.5            Enforceability. Each of the Loan Documents to which the Borrower is a party is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.6            No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its property or assets (a) with respect any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that have had or could reasonably be expected to have a Material Adverse Effect.

7.7            PATRIOT Act; Anti-Money Laundering. The Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance in all material respects with the PATRIOT Act, and any other applicable terrorism and money laundering laws, rules, regulations, and orders.

7.8            Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower and its directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions and the Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Borrower is not, and to the knowledge of the Borrower, no director, officer, employee of the Borrower, or any agent of the Borrower that will act in any capacity in connection with or benefit from the Loan, is a Sanctioned Person. No use of proceeds of the Loan by the Borrower or other transaction contemplated by this Note will violate any Anti-Corruption Law or applicable Sanctions.

7.9            No Default. No Default or Event of Default has occurred and is continuing.

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7.10            Ownership of Property; Liens. The Borrower has fee simple title to, or a valid leasehold interest in, all of its real property, and good title to, all of its other property, and none of such property is subject to any Lien except as permitted by Section 9.2.

7.11            Portfolio Documents. With respect to the Exela Credit Agreement, other than the amendments, supplements or other modifications (x) identified below, (y) subsequent to the date hereof, in connection with the transactions contemplated by the Exchange Documents or (z) subsequent to the date hereof, as permitted (in the cases of clauses (y) or (z) above) under Section 9.12 hereof, since July 12, 2017 there have been and will be no other amendments, restatements, supplements or other modifications to the Exela Credit Agreement entered into by Exela Intermediate, the financial institutions identified therein and/or the administrative agent thereunder.

Exela Credit Agreement

(a)            First Amendment to First Lien Credit Agreement, dated as of July 13, 2018, among Exela Intermediate Holdings LLC, Exela Intermediate, the subsidiary loan parties party thereto, the lenders party thereto, Royal Bank of Canada, as administrative agent, and RBC Capital Markets, as lead arranger and bookrunner

(b)            Second Amendment to First Lien Credit Agreement, dated as of April 16, 2019, among Exela Intermediate Holdings LLC, Exela Intermediate, the subsidiary loan parties party thereto, the lenders party thereto, Royal Bank of Canada, as administrative agent, and RBC Capital Markets, as lead arranger and bookrunner

(c)            Agency Assignment Agreement, dated as of May 18, 2020, by and among Royal Bank of Canada and Wilmington Savings Fund Society, FSB, and acknowledged and agreed by Exela Intermediate Holdings LLC, Exela Intermediate and the subsidiary loan parties party thereto

(d)            Third Amendment to First Lien Credit Agreement and First Amendment to Collateral Agency and Security Agreement (First Lien), dated as of May 18, 2020, by and among Exela Intermediate Holdings LLC, Exela Intermediate, the subsidiary loan parties party thereto and Wilmington Savings Fund Society, FSB

With respect to the Exela Indenture, other than the amendments, supplements or other modifications (x) identified below, (y) subsequent to the date hereof, in connection with the transactions contemplated by the Exchange Documents or (z) subsequent to the date hereof, as permitted (in the cases of clauses (y) or (z) above) under Section 9.12 hereof, since July 12, 2017 there have been and will be no other amendments, restatements, supplements or other modifications thereto entered into by Exela Intermediate and Exela Finance Inc. and the trustee thereunder.

Exela Indenture

(a)            First Supplemental Indenture, dated as of July 12, 2017, among Exela Intermediate, Exela Finance Inc., the subsidiary guarantors party thereto and the trustee thereunder

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(b)            Second Supplemental Indenture, dated as of May 20, 2020, among Merco Holdings, LLC, Exela Intermediate, Exela Finance Inc. and the trustee thereunder

7.12          Taxes; ERISA.

(a)            The Borrower has filed all material Federal, state, and other material tax returns that are required to be filed and has paid all material taxes shown thereon to be due, together with applicable interest and penalties, and all other material taxes, fees, or other charges imposed on it or any of its property by any Governmental Authority (except those that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). To the knowledge of the Borrower, no material tax Lien has been filed, and no material claim is being asserted, with respect to any such tax, fee, or other charge.

(b)            ERISA. The Borrower does not, and does not have any ERISA Affiliates that, maintain or contribute to, or have any obligation (contingent or otherwise) to contribute to, any Plan. The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA.

7.13          Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

7.14          Investment Company Act. The Borrower is not, nor is it required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

7.15          Accuracy of Information, Etc. The Borrower has disclosed to the Noteholder in writing all agreements, instruments, and limited liability company or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Note, any other Loan Document, or any other document, certificate, or statement furnished by or on behalf of the Borrower to the Noteholder pursuant to the terms of this Note or any Loan Document, for use in connection with the transactions contemplated by this Note or the other Loan Documents, when taken as a whole, contained, any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not materially misleading in light of the circumstances under which such statements were made (in each case, after giving effect to all supplements and updates thereto from time to time).

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7.16          Collateral Documents. The Security Agreement and the Securities Account Control Agreement creates in favor of the Noteholder a legal, valid, continuing, and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in accordance with Section 4.3 of the Security Agreement. Upon such filings and/or the obtaining of “control” (as defined in the Uniform Commercial Code), the Noteholder will have a perfected Lien on, and security interest in, to and under all right, title, and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording, or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the Uniform Commercial Code) or by obtaining control, under the Uniform Commercial Code (in effect on the date this representation is made) in each case prior and superior in right to any other Person, except for Liens permitted under Section 9.2.

7.17          Solvency. Each of Holdings and the Borrower is, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith and the transactions contemplated hereby will be, Solvent.

7.18          Compliance with Constitutive Documents. The Borrower is in compliance with all covenants and provisions of its Constitutive Documents. The Borrower will use the proceeds of the Loans only for such purposes as are permitted by its respective Constitutive Documents.

7.19          Portfolio.

(a)            The corporate organization chart of the Parent, Holdings, the Borrower and their respective Subsidiaries, if any, is set forth in Schedule 7.19(a) and is true, complete and accurate.

(b)            The Portfolio Investments as of the Closing Date are set forth in Schedule 7.19(b) hereto (as such Schedule shall be updated by the Borrower solely to reflect each Portfolio Investment Acquired or repaid in full (as and when the same occurs)) and, together with the Portfolio Investments acquired after the Closing Date, are legally and beneficially owned by the Borrower. The amount, type, issuer and investment classification with respect to each Portfolio Investment is set forth in Schedule 7.19(b) hereto (as updated from time to time as herein provided). Each Portfolio Investment is evidenced by appropriate Portfolio Documents evidencing the Borrower as owner thereof. Schedule 7.19(b) hereto sets forth for each Portfolio Investment the record owner thereof and whether any of the foregoing is held in a securities account. Upon request by the Noteholder, the Borrower shall promptly provide copies of Portfolio Documents for the Portfolio Investments to the Noteholder.

(c)            Other than the requirements for assignment of the Exela Term Loans under Sections 9.04 and 9.24 of the Exela Credit Agreement, no Portfolio Document relating to any Portfolio Investment contains or may contain (i) provisions prohibiting or restricting pledges or assignments of the Portfolio Investment or (ii) any “change of control,” “anti-assignment” or similar provisions which would or may be triggered upon the exercise by the Noteholder of its rights to foreclose on the Collateral and would prevent, restrict or adversely affect the realization by the Noteholder of the pledges of such Collateral or the exercise of rights or remedies relating to the same.

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(d)            No Material Loan Event has occurred and is continuing in respect of any Portfolio Investment.

(e)            The Borrower has complied and will comply with all transfer restrictions, consent requirements and any other requirements under the Portfolio Documents relating to each Acquisition of a Portfolio Investment. On or prior to the date an Advance is made to fund each Portfolio Investment Acquisition, the Borrower will deliver an officer’s certificate to the Noteholder (i) certifying to and attaching true, correct and complete copies of each such consent, if any, and evidence of the Borrower’s satisfaction of such transfer restrictions and other requirements and (ii) certifying without qualification that the Borrower has satisfied this Section 7.19(e) in all respects, such officers’ certificate and attachments to be reasonably satisfactory to the Noteholder.

8.            Affirmative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall:

8.1            Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, and, in the case of clause (b) above, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.2            Compliance. (a) Comply with all Laws applicable to it and its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain in effect and enforce policies and procedures designed to achieve compliance in all material respects by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

8.3            Payment Obligations. Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

8.4            Notice of Events of Default. As soon as possible and in any event within three (3) Business Days after it becomes aware, notify the Noteholder in writing, (a) of any Event of Default that has occurred, which notice shall include the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default; or (b) of any reporting or notice received as a holder of the Exela Notes and/or the Exela Term Loans and copies of such reporting or notice if received in writing, or (c) of any development or event with respect to the Borrower, the Loan Documents or any Portfolio Investment that has had or could reasonably be expected to have a Material Adverse Effect. Each notice pursuant to this Section 8.4 shall be accompanied by a statement of an authorized officer of the Borrower setting forth details of the occurrence referred to therein.

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8.5          Maintenance of Property; Insurance. Maintain and preserve all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; and maintain insurance (to the extent reasonably prudent (e.g., after giving effect to a cost-benefit analysis) in any material respect) with respect to its business with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business.

8.6          Inspection of Property’ Books and Records; Discussions. Keep proper books of records and accounts, in which full, true, and correct entries in conformity with GAAP and all applicable Law shall be made of all dealings and transactions and assets in relation to its business and activities, and permit the Noteholder to visit and inspect any of its properties and examine and make abstracts from any of its books and records, in each case, at reasonable times and on reasonable advance notice (not more frequently than once per fiscal year unless an Event of Default has occurred and is continuing hereunder), and to discuss its business operations, properties, and financial and other condition with its senior management officers and (not more frequently than once per fiscal year unless an Event of Default has occurred and is continuing hereunder) its independent certified public accountants, in each case at reasonable times and on reasonable advance notice.

8.7          Use of Proceeds. Use the proceeds of the Loan and the Parent Investments solely to purchase Exela Notes and Exela Term Loans in accordance with the terms hereof.

8.8          Existence of Borrower, Etc.

(a)          The Borrower shall hold itself out and identify itself, as a separate and distinct legal entity under its own name and not as a division or part of any other Person. Unless it provides the Noteholder with at least ten (10) days' (or such shorter period agreed to by the Noteholder) prior written notice, the Borrower shall keep its principal place of business at the address specified on Schedule 8.8 hereto. The Borrower will at all times have at least one Independent Manager.

(b)          The Borrower shall:

(i)            do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises, and obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Loan Documents;

(ii)            file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a disregarded entity for tax purposes and if it is not otherwise required to file a separate tax return, and pay any taxes so required to be paid under applicable law;

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(iii)            not commingle its assets with assets of any other Person, and not divert the assets of the Borrower to any other Person or for any other use other than the use of the Borrower;

(iv)            conduct its business in its own name and strictly comply with all organizational formalities necessary to maintain its separate existence (and the Borrower hereby represents that all such formalities have been complied with since the Borrower's formation), including, but not limited to, holding all regular and special member meetings appropriate to authorize all action, keeping separate and accurate minutes of such meetings, and passing all resolutions or consents necessary to authorize actions taken or to be taken, in each case, as required by the Borrower’s Constitutive Documents or applicable Law;

(v)            maintain its own separate books and records and deposit or securities accounts separate from any other Person;

(vi)            maintain separate financial statements (it being understood that, if the Borrower's financial statements are part of a consolidated group with its Affiliates, then any such consolidated statements shall contain a note indicating the Borrower's separateness from any such Affiliates and that its assets and credit are not available to pay the debts of such Affiliate);

(vii)           pay its own liabilities only out of its own funds;

(viii)          except as specifically contemplated by the Loan Documents, maintain an arm's-length relationship with its Affiliates, including its members, and not permit any material transactions between the Borrower and any Affiliate, including its members, without the unanimous affirmative vote of each of its members and the Independent Manager; provided, for the avoidance of doubt, that, no manager or member, nor any other Person may vote on or otherwise authorize the taking of any such actions unless, in each case, there is at least one (1) Independent Manager then serving (and available to vote) in such capacity in accordance with the terms of this Agreement;

(ix)            at all times hold itself out to the public as a legal entity separate and apart from its members and any other Person;

(x)            not hold out its credit or assets as being available to satisfy the obligations of any other Person;

(xi)           ensure that, to the extent that the Borrower and any of its members, or Affiliates have offices in shared or contiguous space, there shall be fair and appropriate allocation of overhead costs (including rent) among them, and each such entity shall bear its fair share of such costs;

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(xii)            ensure that to the extent that the Borrower contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any or more other Persons, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs;

(xiii)            use separate stationery, invoices and checks and not those of any other Person (unless such Person is clearly designated as being the Borrower's agent on such stationery, invoices and checks, as applicable);

(xiv)            not pledge its assets or otherwise incur any lien as security for the obligations of any other Person;

(xv)            correct any known misunderstanding regarding its separate identity;

(xvi)            is and intends to remain solvent and shall pay its debts and liabilities from its then available assets (including a fairly allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided, however, the forgoing shall not require any member of to make additional capital contributions to such entity);

(xvii)          pay its operating expenses and liabilities from its own assets;

(xviii)         maintain a sufficient number of employees in light of its contemplated business operations, which may be none, and pay the salaries of its own employees, if any, from its own assets; provided, however, to the extent that the Borrower shares the same officers or other employees as any of its members, managers, or Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees;

(xix)           except as contemplated by the Loan Documents, ensure that no Affiliate of the Borrower will guaranty debts of the Borrower; and

(xx)            promptly following request from the Noteholder, notify the Noteholder of any change in the information provided in any Loan Party's Beneficial Ownership Certification (if any) that would result in a change to the list of beneficial owners identified therein.

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(c)            Notwithstanding any other provision of this Note and any provision of law that otherwise so empowers the Borrower, the Manager, the Member, any Officer or any other Person, so long as any Obligation is outstanding, neither the Manager, the Member nor any Officer nor any other Person shall be authorized or empowered on behalf of the Borrower to, nor shall they permit the Borrower to, and the Borrower shall not, without the prior unanimous written consent of the Member and all Independent Managers, take any Material Action; provided, however, that, so long as any Obligation is outstanding, the Member may not authorize the taking of any Material Action, unless there is at least one Independent Manager then serving in such capacity, all Independent Managers have given prior written consent to such action and the Noteholder has been given ten (10) Business Days’ prior written notice of such action. Terms defined in this paragraph (c) and in paragraph (d) below that are not defined herein shall the meanings ascribed to such terms in the Limited Liability Company Agreement of the Borrower, dated as of November 17, 2021 (as in effect on the Closing Date).

(d)            Holdings shall not amend or alter or otherwise modify or remove all or any part of Sections 2.1(c), 3.1(A), 3.1(B), 4.1(i), 4.5, 6.2 or Articles V, IX, X and XI of the Constitutive Documents of the Borrower (collectively, the “SPE Provisions”), or otherwise amend or alter or otherwise modify or remove any other provision of the Constitutive Documents of the Borrower that would be inconsistent with the SPE Provisions, in each case without the prior written consent of the Noteholder.

(e)            The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Willkie, Farr & Gallagher LLP, as special counsel to the Borrower, issued in connection with the Loan Documents and relating to the issues of substantive consolidation of the Portfolio Investments.

8.9          Financial Reporting and Projections. The Borrower shall deliver or caused to be delivered the following financial reporting:

(a)            substantially contemporaneously with delivery thereof under the terms of the Portfolio Documents, the consolidated balance sheets of the Parent and its Subsidiaries and the related consolidated statements of operations, cash flows and owner’s equity required to be delivered under the Portfolio Documents, together with a Compliance Certificate in the form of Exhibit 8.9 hereto signed by the principal executive officer or the principal financial officer of the Parent or the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposed to take with respect thereto and (ii) the delivery of the financial reports hereunder.

(b)            promptly following the request therefor, such other information regarding the results of operation, business affairs and financial condition of the Parent, Holdings, the Borrower, Exela Intermediate Holdings LLC or Exela Intermediate and its Subsidiaries as the Noteholder may reasonably request.

8.10          Collateral Account. Prior to Closing Date, the Borrower shall open a securities account with B. Riley Securities, Inc. (the “Collateral Account”) and such Collateral Account shall be subject to the Securities Account Control Agreement at all times from and after the Closing Date. Promptly upon the Acquisition of any Portfolio Investment consisting of Exela Notes or any Pledged Debt, such Portfolio Investment, all Pledged Debt and all Proceeds thereof shall be immediately deposited and thereafter held in such Collateral Account.

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8.11           Further Assurances. Upon the request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts as the Noteholder reasonably determines may be necessary or advisable to carry out the intent and purposes of this Note or any Collateral Document.

8.12           Mandatory Exchange. Prior to the applicable deadline for participating in the exchanges contemplated by the Exchange Documents, the Borrower shall, in accordance with the terms of the Exchange Documents, tender for exchange any Exela Notes and Exela Term Loans owned by it as of such deadline (other than any Exela Notes and Exela Term Loans that were validly tendered for exchange prior to Borrower’s Acquisition thereof), and the Borrower shall not withdraw or rescind its participation in such exchange (including in respect of the Exela Notes and Exela Term Loans that were validly tendered for exchange prior to Borrower’s Acquisition thereof) prior to the consummation thereof.

8.13           The Exchange. Upon consummation of any exchange in respect of the “Exchange Offer” or “Term Loan Exchange Offer,” as applicable (the “Exchange”) contemplated by the Exchange Documents, the Borrower shall receive replacement Portfolio Investments and cash having a total fair value, as determined by the Borrower in good faith, equal to or greater than those Portfolio Investments exchanged therefor.

9.            Negative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall not:

9.1            Indebtedness. Incur, create or assume any Debt other than Debt evidenced under this Note.

9.2            Liens. Incur, create, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except (i) with respect to the Collateral, security interests, liens and other encumbrances created pursuant to the Loan Documents, (ii) Liens for taxes, assessments, other governmental charges that are not delinquent or are being properly contested in good faith by appropriate proceedings and, in each case, in respect of which adequate reserves are being maintained on the books of the Borrower in accordance with GAAP, (iii) statutory Liens in favor of a bank, custodian or other depositary institution arising in the ordinary course of business as a matter of law encumbering deposits (including the right of set-off), and (iv) immaterial, non-consensual Liens with lien priority junior to Lien granted to the Noteholder on assets (other than Liens on any of the Portfolio Investments or Proceeds thereof from time to time) arising in the ordinary course of business in connection with activities not prohibited hereunder and not securing Debt for borrower money.

9.3            Limitations on Investments. Make or enter into any agreement to make any Investments other than Portfolio Investments.

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9.4            Line of Business. Enter into any business, directly or indirectly, except for the business in which the Borrower is engaged (or proposed to be engaged, i.e., investing in / purchasing the Portfolio Investments) on the date of this Note.

9.5            Mergers. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it.

9.6            Limitation on Dispositions. Dispose of any, all or substantially all of its property, whether now owned or hereafter acquired other than the Exchange pursuant to and in accordance with the terms of the applicable Exchange Documents.

9.7            Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, or other acquisition of, any Equity Interests of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property.

9.8            [Reserved]

9.9            Limitation on Transactions With Affiliates. Enter into or be a party to any transaction including any purchase, sale, lease, or exchange of property, the rendering of any service, or the payment of any management, advisory, or similar fees, with any Affiliate unless (a) such transaction is (i) otherwise not prohibited by the terms of this Note; and (ii) on fair and reasonable terms no less favorable to the Borrower, than those that would have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person or (b) such transaction is already in effect as of the date of this Note.

9.10         Borrower as Bankruptcy Remote Entity.

(a)          The Borrower shall not:

(i)            sell, transfer, assign, participate, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (by security interest, lien (statutory or otherwise), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever or otherwise) (or permit such to occur or suffer such to exist), any asset (including the Collateral), except as permitted or required by the Loan Documents (including for any Liens permitted under Section 9.2 or pursuant to the terms of the applicable Exchange Documents);

(ii)            claim any credit on, or make any deduction from, the principal or interest payable or amounts distributable in respect of the Loans (other than amounts withheld in accordance with the Code or any other applicable law) or assert any claim against any present or future Noteholder by reason of the payment of any taxes levied or assessed upon any part of the Collateral (other than taxes levied or assessed in respect of amounts required to be deducted or withheld from the principal or interest payable in respect of the Loan obligations);

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(iii)            (A) incur or assume or guarantee any indebtedness or any contingent obligations, other than the Obligations and the other agreements and transactions expressly contemplated hereby and thereby or (B) issue any additional securities (other than the issuance of its equity on the date hereof), it being understood that receipt of additional capital contributions by the Borrower from Holdings (without issuance of additional securities or interests in the Borrower) is not prohibited by this clause (B);

(iv)            (A) permit the validity or effectiveness of the Collateral Documents or any other Loan Document or any Grant thereunder to be impaired, or permit the liens under the Loan Documents to be amended, hypothecated, subordinated, terminated or discharged, or permit any Loan Party to be released from any covenants or obligations under any Loan Document, except as may be expressly permitted hereby, (B) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (including any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever or otherwise, other than the liens under any the Loan Documents) to be created on or extend to or otherwise arise upon or burden any of its assets, or any income or profits therefrom or on any Portfolio Investments, Collateral or any part thereof, any interest therein or the Proceeds thereof, or (C) take any action that would cause the liens under the Loan Documents not to constitute a valid perfected security interest in the Collateral that is of First Priority, free of any adverse claim or the legal equivalent thereof, as applicable, except, in each case, for Liens permitted under Section 9.2 and as otherwise may be expressly permitted hereby (or in connection with a disposition of Collateral required hereby);

(v)            [reserved];

(vi)            [reserved];

(vii)          [reserved];

(viii)          maintain any deposit or securities accounts other than the Collateral Account;

(ix)            change its name without (A) receiving the prior written consent of the Noteholder, (B) delivering to the Noteholder notice thereof and (C) receiving an Opinion of Counsel that such name change will not adversely affect the Noteholder’s lien or the interest under the Collateral Documents of the Noteholder;

(x)            fail to pay any tax, assessment, charge or fee with respect to the Collateral, or fail to defend any action, if such failure to pay or defend will adversely affect the priority or enforceability of the lien over the Collateral created by the Loan Documents;

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(xi)            other than the Loan Documents, enter into any agreement or contract with any Person unless such contract or agreement contains "limited recourse" and "non-petition" provisions, (x) which limited recourse provisions provide that the obligations of the Borrower are limited recourse obligations, payable solely from the Collateral in accordance with the terms of this Note and the other Loan Documents and (y) which non-petition provisions provide that, prior to the date that is one year and one day after all Obligations have been paid in full (other than contingent obligations for which no claim has been asserted and indemnity and contractual obligations which by their terms survive termination of this Note or any other Loan Document) (or, if longer, the applicable preference period under applicable insolvency law), such Person shall not take any action or institute any proceeding against the Borrower under any Debtor Relief Law applicable to it or which would be reasonably likely to cause it to be subject to, or seek protection of, any such Debtor Relief Law; provided that such Person shall be permitted to become a party to and to participate in any proceeding or action under any such Debtor Relief Law that is initiated by any other Person other than one of its Affiliates;

(xii)            amend any Loan Document other than in accordance with Section 13.11;

(xiii)           amend any limited recourse or non-petition provisions of any contract or agreement to which the Borrower is party;

(xiv)           acquire any assets or take any action that would require it to register as an "investment company" under the Investment Company Act;

(xv)            enter into any transaction other than on arm's length terms and at market rates, as determined in good faith by the Borrower, other than as expressly permitted pursuant to this Note and the other Loan Documents;

(xvi)            have any Subsidiaries;

(xvii)          make any change in the accounting principles underlying the financial statements delivered pursuant to this Note except for changes mandated by GAAP without the prior written consent of the Noteholder (which consent shall not be unreasonably withheld, conditioned or delayed); or

(xviii)         pay distributions on account of or relating to any equity interests in the Borrower.

9.11          No Modification of Constitutive Documents. The Borrower shall not amend, or permit the amendment of, its Constitutive Documents in a manner adverse to the Noteholder without the prior written consent of the Noteholder.

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9.12            Modification of Portfolio Documents. The Borrower shall not consent to (nor engage in any activities in support of) any modification of the terms or conditions of the Exela Notes, the Exela Term Loans or any Portfolio Document (other than the Exchange Documents) relating thereto that are materially adverse to the Noteholder without the prior written consent of the Noteholder; provided, however, that notwithstanding the foregoing to the contrary, in no event shall the Borrower consent to (or engage in any activities in support of) any modification under clauses (i) through (ix) of Section 9.09(b) of the Exela Credit Agreement or clauses (1) through (9) of Section 9.02 of the Exela Indenture without the prior written consent of the Noteholder; provided, that, notwithstanding the foregoing, the Borrower may exchange the Exela Notes and/or the Exela Term Loans for replacement Exela Notes and/or replacement Exela Term Loans pursuant to the exchange contemplated by, and pursuant to the terms and conditions set forth in, the applicable Exchange Documents. The Borrower shall not consent to (nor engage in any activities in support of) any modification of the terms or conditions of the Exchange Documents without the prior written consent of the Noteholder. Upon consummation of the exchange described in each applicable Exchange Document, the terms, economics, provisions and conditions of each of the resulting Exela Credit Agreement and the resulting Exela Indenture shall substantially conform to or comply with the terms, economics, provisions and conditions encompassing, descriptive of or relating to the same as set forth in such Exchange Document as in effect on October 27, 2021.

10.          Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

10.1          Failure to Pay. The Borrower fails to pay (a) any principal amount of the Loan when due or (b) any interest, fees or any other Obligations under any of the Loan Documents when due and such default shall continue unremedied for a period of ten (10) Business Days.

10.2          Breach of Representations and Warranties. Any representation, warranty, certification, or other statement of fact made or deemed made by any Loan Party to the Noteholder hereunder or in the other Loan Documents or any amendment or modification hereof or thereof or waiver hereunder or thereunder is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

10.3          Breach of Covenants. The Borrower or, as applicable, Holdings fails to observe or perform (a) any covenant, condition, or agreement contained in Sections 7.19, 8.4, 8.7, 8.8, 8.10, 8.12 or 8.13 or Section 9 or (b) any other covenant, obligation, condition, or agreement contained in this Note or any Collateral Document, other than those specified in clause (a) above or in respect of Section 10.1, and such failure continues for thirty (30) days after written notice to the Borrower.

10.4          [Reserved].

10.5          Bankruptcy.

(a)            Any of the Borrower or Holdings commences any case, proceeding, or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Borrower or Holdings makes a general assignment for the benefit of its creditors;

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(b)            There is commenced against the Borrower or Holdings any case, proceeding, or other action of a nature referred to in Section 10.5(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of sixty (60) days;

(c)            There is commenced against the Borrower or Holdings any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(d)            The Borrower or Holdings takes any action directly in furtherance of, or indicates its consent to, approval of, or acquiescence in, any of the acts set forth in Section 10.5(a), Section 10.5(b), or Section 10.5(c) above; or

(e)            The Borrower or Holdings is generally not able to, or admits in writing its inability to, pay its debts as they become due.

10.6          ERISA. (a) The Borrower establishes, maintains or contributes to, or has any contractual obligation (contingent or otherwise) to contribute to, any Plan or Multiemployer Plan, (b) the assets of the Borrower are treated as “plan assets” for purposes of Section 3(41) of ERISA or (c)(i) Borrower shall engage in any “prohibited transaction” (as defined in §406 of ERISA or §4975 of the Code) involving any Plan; (ii) any failure to satisfy the minimum funding standard (within the meaning of Sections §412 or §430 of the Code or §302 of ERISA) shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Plan shall terminate for purposes of Title IV of ERISA; or (v) the Borrower or any ERISA Affiliate shall reasonably be likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (a), (b) and (c)(i) through (c)(v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

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10.7            Collateral Documents; Loan Documents. (a) Any Collateral Document ceases for any reason to be valid, binding, and in full force and effect or any Lien created by such Collateral Document ceases to be enforceable and of the same effect and priority purported to be created thereby, other than as expressly permitted hereunder or thereunder; (b) any material provision of any Loan Document ceases for any reason to be valid, binding, and in full force and effect, other than as expressly permitted hereunder or thereunder; (c) any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; (d) any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document or purports to revoke, terminate, or rescind any provision of any Loan Document; or (e) any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document or purports to revoke, terminate, or rescind any provision of any Loan Document.

10.8            Change of Control. Any Change of Control occurs.

10.9            Material Adverse Effect. The occurrence of a Material Adverse Effect.

10.10           Material Loan Event. The occurrence of a Material Loan Event.

10.11          Judgments. One or more judgments or decrees shall be entered against the Borrower in an amount exceeding Two Hundred and Fifty Thousand Dollars ($250,000) (to the extent not covered by insurance) and all of such judgments or decrees shall not have been vacated, discharged, waived or stayed or bonded pending appeal within thirty (30) days from the entry thereof.

11.          Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option, by written notice to the Borrower (a) declare the entire principal amount of the Loan, together with all accrued and unpaid interest thereon, all fees payable hereunder and all other amounts payable under this Note and/or the Security Agreement, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under this Note, the Collateral Documents or applicable Law; provided, however, that if an Event of Default described in Section 10.5 shall occur, the principal of and accrued and unpaid interest on the Loan and all the other fees and amounts hereunder shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

12.          Conditions Precedent.

12.1            Closing Date. The obligation of the Noteholder to make the Loan required to be made by it hereunder on the Closing Date is subject to the satisfaction or the waiver by the Noteholder of the following conditions precedent:

(a)            The Noteholder shall have received:

(i)            this Note, duly executed and delivered by an authorized officer of the Borrower;

(ii)            the Security Agreement, duly executed and delivered by an authorized officer of the Borrower and Holdings;

(iii)            the Securities Account Control Agreement, duly executed and delivered by an authorized officer of the Borrower;

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(iv)          in form and substance satisfactory to the Noteholder, a certificate from each Loan Party, certified by an authorized officer of such Loan Party, including:

(A)            a certificate of incorporation, formation or organization, as applicable, of such Loan Party certified by the Secretary of State of the State of in which such Loan Party is incorporated or formed, as applicable;

(B)            by-laws, limited liability company agreement or limited partnership agreement, as applicable, of such Loan Party as in effect on the date on which the resolutions referred to below were adopted;

(C)            resolutions of the governing body of such Loan Party approving the transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary limited liability company action;

(D)            a certification that the names, titles, and signatures of the officers of such Loan Party authorized to sign each Loan Document and other documents to be delivered hereunder and thereunder are true and correct;

(E)            a long-form good standing certificate for such Loan Party from the Secretary of State of the State in which such Loan Party was incorporated, formed or organized, as applicable; and

(F)            a certification of the matters set forth in subsections (c) and (d) below;

(v)          payment of all fees required to be paid and payment of all reasonable out-of-pocket expenses for which invoices have been presented (including the reasonable out-of-pocket fees and expenses of legal counsel), on or before the Closing Date; and

(vi)          (A) Uniform Commercial Code (“UCC”) initial financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of Liens granted under the Collateral Documents as requested by the Noteholder; and (B) copies of UCC, tax, judgment and pending suit, bankruptcy and fixture lien search reports, each as of a recent date, in all necessary or appropriate jurisdictions and under all legal and tradenames of the Loan Parties, as requested by the Noteholder, indicating that there are no prior Liens on the Collateral except as permitted under this Note or the applicable Collateral Documents;

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(b)          The Noteholder shall have also received the following Opinion Letters, each in form, scope and substance reasonably satisfactory to the Noteholder:

(i)            a favorable written opinion of Willkie, Farr & Gallagher, LLP, counsel to the Loan Parties, addressed to the Noteholder and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated herein and therein as the Noteholder shall reasonably request; and

(ii)            a favorable written opinion of Willkie, Farr & Gallagher, LLP, counsel to the Loan Parties, addressed to the Noteholder and covering such matters relating to the status of the Borrower as a bankruptcy-remote entity and non-consolidation with Parent, as the Noteholder shall reasonably request.

(c)            The following transactions shall have been consummated, in each case on terms and conditions satisfactory to the Noteholder;

(i)            Holdings shall have made a common equity investment in the Borrower of not less than the Parent Initial Investment, on term and conditions reasonably satisfactory to the Noteholder.

(d)            The Noteholder shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, as requested by the Noteholder.

(e)            Each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except where such representations and warranties that are qualified by “materiality”, “in all material respects”, “Material Adverse Effect” or words of similar import, then such representations and warranties shall be true and correct in all respects) on and as of the Closing Date.

(f)            No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan requested to be made on the Closing Date.

12.2          Conditions to the Purchase of any Portfolio Investment. The right of the Borrower to borrow an Advance on an Advance Date pursuant to Section 2 and to use the proceeds of any such Advance to purchase Portfolio Investments on any Acquisition Date is subject to the satisfaction or the waiver by the Noteholder, on or prior to the proposed Advance Date, of the following conditions precedent:

(a)            Prior to the Acquisition of the applicable Portfolio Investments, the Noteholder shall have received for Exela Notes, one (1) Business Day and for Exela Term Loans, three (3) Business Days’ prior written notice of the proposed Acquisition, which notice identifies (i) the Portfolio Investment to be Acquired, (ii) the proposed settlement date for such Acquisition (for Exela Notes) or the proposed effective date of transfer / assignment (for Exela Term Loans), (iii) the principal amount of the Advance requested, (iv) the purchase price for such Portfolio Investments to be Acquired, (v) the pro forma VWAP calculation for such Acquisition and (vi) the amount, if any, of any additional Parent Investment to be made by Holdings prior to or simultaneously with the date of such proposed Advance;

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(b)            The additional Parent Investment has been made, and the Noteholder shall have received evidence satisfactory to the Noteholder that the additional Parent Investment (if required) has been made prior to or simultaneously with the Advance relating to the Acquisition of additional Portfolio Investments;

(c)            The representations, warranties and covenant of the Borrower set forth in Section 7.19 hereof relating to the foregoing shall be true and correct in all respects;

(d)            Other than as set forth in clause (c) above, the representations and warranties made by each Loan Party set forth herein and in each other Collateral Document shall be true and correct in all material respects on and as of the Advance Date (except where such representations and warranties that are qualified by “materiality”, “in all material respects”, “Material Adverse Effect” or words of similar import, then such representations and warranties shall be true and correct in all respects), except with respect to those made only as of the Closing Date in which case such representations and warranties shall be true and correct;

(e)            No Default or Event of Default shall have occurred and be continuing on the Advance Date, determined immediately prior to and immediately after giving effect to the Advance;

(f)            The purchase price in respect of the principal amount of any Portfolio Investment to be Acquired shall not be greater than par for such Portfolio Investment as determined by the Noteholder in its reasonable discretion; and

(g)            The Noteholder shall have a First Priority, perfected Lien on the subject Portfolio Investment and the other Collateral.

Notwithstanding anything to the contrary contained herein, no Acquisition of Portfolio Investments shall be permitted if, as a result of such proposed Acquisition, the VWAP would exceed one hundred percent (100%).

13.            Miscellaneous.

13.1          Notices.

(a)            All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Borrower:
2701 East Grauwyler Road
Irving, Texas 75061
Attention: Legal Department
	Email:	legalnotices@exelatech.com and
xcv@exelatech.com

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With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Ave.

New York NY 10019

Attn: Maurice Lefkort

Fax: (212) 728-8111

Email: mlefkort@willkie.com

(ii)	If to Holdings:
2701 East Grauwyler Road
Irving, Texas 75061
Attention: Legal Department
	Email:	legalnotices@exelatech.com and
xcv@exelatech.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Ave.

New York NY 10019

Attn: Maurice Lefkort

Fax: (212) 728-8111

Email: mlefkort@willkie.com

(iii)	If to the Noteholder:
11100 Santa Monica Blvd., Ste 800
Los Angeles, CA 90025
Attn: General Counsel
Telephone: (310) 966-1444
Email: legal@brileyfin.com

With a copy to (which shall not constitute notice):

Duane Morris LLP
1037 Raymond Blvd., Suite 1800

Newark, NJ 07102

Attn: James T. Seery

Telephone: (973) 424-2088

Email: jtseery@duanemorris.com

(b)          Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; and (ii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by “return receipt requested” function, as available, return email, or other written acknowledgment).

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13.2          Expenses; Indemnification.

(a)          The Borrower shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees (including reasonable and documented out-of-pocket expenses and fees of Duane Morris LLP and such other special or local counsel whose retention is approved by the Borrower) incurred by the Noteholder in connection with the transactions contemplated hereby including the negotiation, documentation, and execution of this Note and the Collateral Documents and the enforcement of the Noteholder’s rights hereunder and thereunder.

(b)          The Borrower agrees to indemnify and hold harmless the Noteholder and each of its Related Parties (each, an “Indemnified Party”) from and against, any and all claims, damages, losses, liabilities, and related expenses (including the reasonable and documented out-of-pocket fees, charges, and expenses of Duane Morris LLP, as counsel for the Indemnified Parties, and such other special or local counsel whose retention is approved by the Borrower), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower and Holdings) other than such Indemnified Party and its Related Parties arising out of, in connection with, or by reason of:

(i)            the execution or delivery of this Note and the Collateral Documents or any agreement or instrument contemplated in this Note or the Collateral Documents, the performance by the parties thereto of their respective obligations under this Note or the Collateral Documents, or the consummation of the transactions contemplated by this Note or the Collateral Documents;

(ii)            any Loan or the actual or proposed use of the proceeds therefrom;

(iii)            any actual or alleged presence or release of hazardous materials on or from any property currently or formerly owned or operated by the Borrower, or any environmental liability related to the Borrower in any way; or

(iv)            any actual or prospective claim, investigation, litigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto;

provided that, such indemnity shall not be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities, or related expenses (A) are determined by a court of competent jurisdiction in a final non-appealable order to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party, (B) [reserved] or (C) arise in connection with claims solely among the Indemnified Parties. This Section 13.2 shall only apply to Taxes that represent losses, claims, damages, or similar charges arising from a non-Tax claim.

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(c)            The Borrower agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential, or punitive damages (including, without limitation, any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Note or the Collateral Documents or arising out of such Indemnified Party’s activities in connection herewith or therewith (whether before or after the date of this Note).

(d)            All amounts due under Section 13.2 shall be payable not later than two (2) Business Days after demand is made for payment by the Noteholder.

(e)            The Borrower agrees that will not settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification or contribution could be sought under Section 13.2 (whether or not any Indemnified Party is an actual or potential party to such claim, action, or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise, or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, or proceeding.

13.3           Governing Law. This Note, the Collateral Documents, and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note, the Collateral Documents, and the transactions contemplated hereby and thereby shall be governed by the laws of the State of New York.

13.4          Submission to Jurisdiction.

(a)            The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note or the Security Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against the Borrower in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b)            Nothing in this Section 13.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

13.5          Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or the Security Agreement in any court referred to in Section 13.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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13.6          Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE SECURITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

13.7          Integration. This Note and the Collateral Documents constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

13.8          Successors and Assigns; Pledge of Note.

(a)            This Note may not be assigned by the Noteholder to any other Person other than to (i) an Affiliate of the Noteholder or (ii) any other Person (other than a natural person) in the business of making loans and other extensions of credit, provided, that, solely for this sub-clause (a)(ii), so long as no Event of Default has occurred, no such assignment shall be made (A) to (x) any Person identified by Holdings in writing to the Noteholder on or prior to the Closing Date as being a “disqualified Person”, (y) any competitors of Parent or Exela Intermediate or Affiliates of such competitors (for the avoidance of doubt, a Person shall not be deemed an Affiliate of a competitor solely because it provides debt financing to a competitor or Affiliate of a competitor) that are reasonably identified by Borrower as being a “disqualified Person” after the Closing Date, or (z) any Affiliates of any such “disqualified Person” that are reasonably identifiable by the Noteholder solely by reference to the name of such “disqualified Person”, and (B) without the consent of the Borrower, which consent shall not be unreasonably withheld conditioned or delayed.

(b)            The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder.

(c)            This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

(d)            The Noteholder may pledge this Note and its rights under the Collateral Documents to any of its financing sources and lenders from time to time, in each case, without the consent of the Borrower.

13.9          Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

13.10          PATRIOT Act. The Noteholder hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Noteholder to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to the Noteholder upon the Noteholder’s reasonable request therefor.

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13.11            Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

13.12            Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

13.13            No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.14            Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).

13.15            Severability. If any term or provision of this Note or any Collateral Document is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or such Collateral Document or invalidate or render unenforceable such term or provision in any other jurisdiction.

13.16            Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

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13.17        SUBORDINATION

(a)            Anything in this Note or the other Loan Documents to the contrary notwithstanding, the Borrower agrees for the benefit of the Noteholder that the rights of Holdings to receive distributions or payments by or from the Borrower and in and to the Collateral, including any payment from Proceeds of Collateral, shall be subordinate and junior to the rights of the Noteholder to receive payment in full in Cash of all Obligations, including without limitation, the Loan (such subordinate and junior interests, "Subordinate Interests"), to the extent and in the manner set forth in this Note, including as set forth in Section 6.2 and/or hereinafter provided. Upon the occurrence of any Event of Default that has not been waived in accordance with the provisions hereof, and notwithstanding anything contained in herein to the contrary, interest on and principal of and other amounts owing in respect of the Note and all other Obligations arising under or in respect of any of the Loan Documents shall be paid in full in Cash before any payment or distribution is made to Holdings.

(b)            If notwithstanding the provisions of this Note herein, Holdings shall have received any payment or distribution in respect of any Subordinate Interests contrary to the provisions of this Note, then, unless and until either the Loan and all other Obligations arising under or in respect of the Loan Documents (other than contingent obligations for which no claim has been asserted and other indemnity and contractual obligations which by their terms survive termination of this Note or any other Loan Document) shall have been paid in full in Cash in accordance with this Note, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Noteholder; provided that, if any such payment or distribution is made other than in Cash, it shall be held by the Noteholder as part of the Collateral and shall be subject in all respects (e.g., and may be foreclosed upon pursuant) to the provisions of this Note, including this Section 13.17.

(c)            The Borrower and Holdings each agrees with the Noteholder that neither the Borrower nor Holdings shall demand, accept, or receive any payment or distribution in respect of such Subordinate Interests in violation of the provisions of this Note, including Section 9.7 or this Section 13.17.

(d)            In exercising any of its voting rights, rights to direct and consent or any other rights as the Noteholder under this Note, subject to the terms and conditions of this Note, the Noteholder shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects the Noteholder, the Borrower or any other Person, except for any liability to which the Noteholder may be subject to the extent the same results from the Noteholder’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Note.

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13.18            Confidentiality. Noteholder agrees to maintain the confidentiality of all information relating to the Borrower or its businesses (a) provided to it by or on behalf of the Borrower or any of its Affiliates pursuant to or in connection with the Loan Documents or (b) obtained by Noteholder based on a review of the books and records of the Borrower; provided that nothing herein shall prevent any Noteholder from disclosing any such information (i) to any other Noteholder, (ii) subject to an agreement containing a confidentiality provision substantially the same as this provision, to any transferee, or prospective transferee, (iii) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (iv) upon the request or demand of, or in connection with regulatory examinations and reviews conducted by, any Governmental Authority having or purporting to have jurisdiction over Noteholder or its Affiliates, or to the extent required in response to any order of any court or subpoena, or in response to any other Governmental Authority, or as shall otherwise be required pursuant to any applicable Law, provided that, other than with respect to any such regulatory examination, to the extent permitted by applicable law the Noteholder will use reasonable efforts to notify the Borrower any such disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under the circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any rights or remedy hereunder or under any Loan Document or any action or proceeding relating to this Note or any other Loan Document or the enforcement of rights hereunder or thereunder, (vii) in connection with any litigation to which Noteholder may be a party, provided that to the extent permitted by applicable law the Noteholder will use reasonable efforts to notify the Borrower any such disclosure pursuant to this clause (vii) as far in advance as is reasonably practicable under the circumstances, and (viii) if, prior to such information having been so provided or obtained, such information was already in Noteholder’s possession on a non-confidential basis without a duty of confidentiality to the Borrower being violated. Notwithstanding any other provision of this Agreement or any other Loan Document, the provisions of this Section 13.18 shall survive with respect to each Noteholder until the second anniversary of Noteholder ceasing to be a Noteholder hereunder.

[signature page follows]

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IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first written above.

GP 2XCV LLC

By	/s/ Matt Brown
Name:	Matt Brown
Title:	Authorized Person

For the limited purposes of its agreement in Section 8.8(c), Section 8.8(d), Section 9 and Section 13.17 of the Note, Holdings has executed this Note as of the date first written above.

GP 2XCV HOLDINGS LLC

By	/s/ Matt Brown
Name:	Matt Brown
Title:	Authorized Person

Acknowledged and Agreed to as of the date hereof:
NOTEHOLDER:

B. RILEY COMMERCIAL CAPITAL, LLC
as Noteholder

/s/ Phillip J. Ahn
Name:	Phillip J. Ahn
Title:	Chief Financial Officer

Exhibit A

Payments on the Loan

Amount of Principal Paid	Unpaid Principal Amount of the Loan	Name of Person Making the Notation

Exhibit 8.9

FORM OF COMPLIANCE CERTIFICATE

[Date]

B. Reily Commercial Capital, LLC

11100 Santa Monica Blvd., Ste 800

Los Angeles, CA 90025

Attn: General Counsel

Telephone: (310) 966-1444

Email: legal@brileyfin.com

Ladies and Gentlemen:

Reference is made to the Secured Promissory Note, dated as of November 17, 2021 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Note”), between GP 2XCV LLC, a Delaware limited liability company (the “Borrower”) and B. REILY COMMERCIAL CAPITAL, LLC, a Delaware limited liability company (the “Noteholder”), and acknowledged by GP 2XCV HOLDINGS LLC, a Delaware limited liability company (“Holdings”). Terms defined in the Note are used herein with the same meanings.

I, [_____], being a duly appointed and qualified authorized signatory of Borrower, and acting in my capacity as an authorized signatory and not in my capacity as an individual, DO HEREBY CERTIFY that:

1.          The financial statements provided concurrently herewith, as required by Section 8.9(a) of the Note, fairly present in all material respects the financial condition of the entities referenced therein as at the end of the Fiscal Quarter referenced therein on a consolidated basis, and the related statements of operations, cash flows and owner’s equity of such entities for such Fiscal Quarter, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited consolidated financial statements).

2.         Based upon a review of the activities of Holdings and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists [no Default or Event of Default.][a Default or Event of Default as specified below:

And the Borrower [has taken][proposes to take] the following actions with respect thereto:

.]

3.         [There has been no change in the legal name or type of organization of Holdings and the Borrower as of the end of the Fiscal Quarter ending [date] from what was previously identified by the Borrower to the Noteholder [on the Closing Date][as of the most recent Fiscal Quarter.]

[A change has occurred in the legal name or type of organization of [_______] from what was previously identified by the Borrower to the Noteholder [on the Closing Date][as of the most recent Fiscal Quarter as specified below:

[Remainder of This Page Intentionally Left Blank.]

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

Name:	[_____]
Title:	Authorized Signatory